                                                                    EXHIBIT 10.2
                                SUPPLY AGREEMENT
                                ----------------


     THIS SUPPLY AGREEMENT ("Agreement") is made as of the 21st day of April, 1995, by and between ASSOCIATED WHOLESALE GROCERS, INC., a Missouri corporation ("AWG") and HOMELAND STORES, INC., a Delaware corporation ("HOMELAND").

                                   RECITALS:
                                   --------

     The following recitals are a material part of this Agreement and are being relied upon by AWG and Homeland in connection with the transaction contemplated hereby:

     A. AWG and Homeland have consummated that certain Asset Purchase Agreement ("APA") contemporaneously herewith. The execution of this Agreement was a condition precedent for both parties to the closing of the APA. Except as otherwise indicated or defined herein, all capitalized, defined terms shall have the same meanings as set forth in the APA which definitions are incorporated herein by reference. For convenient reference, a copy of the APA (without exhibits attached) is attached hereto as EXHIBIT "A".

     B. AWG is a wholesaler of grocery and supermarket products operating in a cooperative manner. In entering into this Agreement, AWG is seeking to enhance the interests of its retail members by (i) increasing its volume of wholesale sales, and (ii) providing for the maintenance of such increase.

     C. Homeland owns and/or operates the Supplied Stores listed on EXHIBIT "B" at the locations legally described on SCHEDULE "1" of EXHIBIT "B", all of which are attached hereto and incorporated herein by reference. Until the Supplied Stores are closed or sold, Homeland intends to continue to own and/or operate such stores as retail grocery stores. Subject to AWG's Volume Protection Rights, Homeland has the right in its sole discretion to decide whether or not to sell or close Supplied Stores.

     D. Based on its independent decision, Homeland has informed AWG that, upon the sale of its Warehouse and Warehouse inventory to AWG under the APA, Homeland is terminating its internal wholesale distribution operations and network with which it has previously serviced the Supplied Stores and the Excluded Stores. Homeland acknowledges that AWG is assuming no risk or liability with respect to this decision by Homeland. The provisions of this recital are not intended to diminish, in any way, AWG's specific assumption of liabilities as set forth in the APA or its obligations hereunder.

     E. Homeland desires to arrange for a reliable supply of quality food and grocery products and merchandise for distribution through Homeland's retail stores.

     F. To provide Homeland a reliable source of supply, AWG is willing to sell certain food and grocery products and merchandise to Homeland during the term of this Agreement and subject to the terms and conditions of this Agreement.

     G. Homeland has advised AWG that Homeland desires to become one of AWG's retail members and obtain from AWG products available from time to time from AWG's warehouse in accordance with the terms hereof.

     H. AWG is willing to supply its full line of available products and services to Homeland for the Supplied Stores and Excluded Stores based on the terms, conditions and financial assurances contained herein.

     I. In addition to providing for a current supplier of its wholesale needs, Homeland wishes to establish a potential market for the sale of certain of its assets, including the Supplied Stores. Inasmuch as Homeland's desire to establish such market directly coincides with AWG's desire to preserve the volume of sales which will be achieved by supplying the Supplied Stores hereunder and to give practical effect to the Volume Protection Rights, AWG is willing to facilitate the potential acquisition of certain Homeland assets and/or Supplied Stores by one or more of AWG's retail members all within the terms and conditions set forth herein.

     J. The parties understand and acknowledge that in addition to the consideration set forth specifically herein, each party will be required to make a substantial and continuing commitment of its resources in reliance upon the other's respective commitment to provide and/or purchase products and services in the future, and that neither party or their respective owners, retail members and or affiliates will realize the full benefit of their anticipated bargain hereunder unless each party materially fulfills its obligations hereunder in accordance with the terms hereof.

     K. Because the value of this transaction to AWG lies in AWG's ongoing ability to sell its products to all of the Supplied Stores on a long term basis, AWG is unwilling to enter into this Agreement unless it obtains the Volume Protection Rights pertaining to (i) the purchase by AWG of the Supplied Stores as set forth in paragraph 7 below, (ii) the noncompetition agreement as set forth in paragraph 8 below and (iii) the use restriction agreement set forth in paragraph 8 below. Homeland agrees that all such rights are an integral and nonseverable part of this Agreement.

     L. Homeland represents to AWG that Homeland has used its best efforts to obtain offers better than the transaction set forth in the APA, but Homeland has been unable to obtain any better offers. Homeland has no knowledge of any facts which would indicate that the consideration being paid to Homeland in connection with the transactions contemplated hereby are less than the fair market value associated therewith.

     M. Homeland has requested and AWG has agreed to commence simultaneous supply of all Supplied Stores and Excluded Stores. Homeland and AWG acknowledge that there are inherent difficulties in doing so. The parties will use their best efforts to minimize any such difficulties.

     N. AWG agrees to commit its resources, personnel, facilities and equipment to perform its obligations hereunder.

     NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereby agree as follows:

                              TERMS OF AGREEMENT:
                              ------------------

1. TERM. The term of this Agreement shall be for a period of seven (7) years commencing on April 23, 1995 ("COMMENCEMENT DATE") and ending on April 22, 2002. This Agreement shall be administered on the basis of a Contract Year. The term "CONTRACT YEAR" as used herein shall mean a period of twelve (12) consecutive, full calendar months. The first Contract Year shall begin on the Commencement Date and end on the last day of the twelfth consecutive full calendar month thereafter. Each succeeding Contract Year shall commence on the day following the last day of the immediately preceding Contract Year.

2.   SUPPLY.    Subject to the terms and conditions of this Agreement and except as otherwise provided herein, the following obligations of the parties shall begin on the Commencement Date and shall continue for the full term hereof:

          a. Products to be Supplied by AWG. AWG agrees to sell, supply and deliver to Homeland's Supplied Stores and Excluded Stores products available from time to time from AWG's warehouse, (hereinafter "AVAILABLE PRODUCTS"). Subject to agreement by AWG as to reasonable minimum volume and slotting requirements for each category, AWG agrees to carry in its warehouse and include in Available Products any products requested by Homeland.

          b. Products to be Purchased by Homeland. To the extent available within the category of Available Products and subject to the exceptions set forth herein, Homeland shall utilize AWG as Homeland's primary supplier (as such term is commonly used in the grocery industry) for Homeland's Supplied Stores and Excluded Stores and shall make purchases in a manner consistent with such relationship. To the extent inconsistent with the foregoing sentence, Homeland shall be allowed to make purchases pursuant to the provisions of the Existing Contracts until the expiration of the current terms of the respective Existing Contracts. The merchandise purchased by Homeland from AWG shall be referred to herein as the "PURCHASED GOODS".

          c. Cost of Goods. AWG will supply Available Products to Homeland and Homeland shall pay for Purchased Goods at the lowest prices and best terms as are available to AWG's other retail members from time to time. Homeland shall have available to it all cost saving mechanisms available to other AWG retail members, including AWG's Concentrated Purchase Allowance Program ("CPA"). A schedule setting forth the terms of AWG's current CPA program is attached as EXHIBIT "C". Homeland acknowledges that AWG's prices of goods, terms and CPA (i) are affected by and/or are a direct function of the volume of purchases by Homeland and (ii) are amended periodically by AWG.

          d. Certain Assurances to Homeland. Where applicable and as appropriate for Homeland's level of purchases from AWG, AWG agrees that:
     (i) AWG will pass-through promotional and advertising allowances and rebates from manufacturers and vendors to Homeland on the same basis as any other AWG member, (ii) Homeland will receive seasonal, special promotions and advertising programs on the best terms available to other AWG members and (iii) AWG shall supply and offer to Homeland all advantages, opportunities and services that AWG offers to other retail members. AWG further agrees that: (i) Homeland will be given credit for unsalable products and pricing adjustments on the best terms available to other AWG members or retailers, (ii) the quality of the Purchased Goods will be consistent with other wholesalers within Homeland's market area, which shall include the area in which the Supplied Stores are located, (iii) the activities of AWG will meet all applicable legal and regulatory requirements, (iv) AWG will provide to Homeland a service level commensurate with all other members, (v) AWG will make timely deliveries
     (vi) AWG will provide quality Purchased Goods within acceptable fresh code dating and in a clean and healthy manner and (vii) AWG shall provide to Homeland from time to time during the term of this Agreement, in the same manner as provided to AWG's other retail members, information regarding the availability of all promotional and advertising allowances and rebates.

          e. Conditions Precedent. In addition to the conditions set forth in paragraph 13, AWG's obligation to supply Available Products is expressly contingent upon delivery by Homeland of all of the documents, consideration and security set forth in paragraphs 4, 5(a) and 5(b).

3.   TERMS OF PAYMENT.

          a. By Homeland to AWG. Subject to the provisions of paragraph 6, Homeland shall pay for the Purchased Goods in accordance with the following credit procedures: (i) weekly credit will be extended to Homeland for purchases from AWG in an amount not to exceed the Letter of Credit (and/or other collateral posted in accordance with the provisions of paragraph 5 below), (ii) invoices will be posted to a weekly statement which will be prepared by AWG and delivered to Homeland by Friday of each week or, if Friday is not a business day, Thursday of each week and (iii) Homeland shall pay for its purchases by bank wire transfer of funds to AWG which must be received (A) in the event Homeland satisfies the Friday Wire Credit Requirements (as defined below), by 11:00 a.m. central time on the following Friday (the "FRIDAY WIRE CREDIT ARRANGEMENT") or (B) in the event Homeland satisfies the Monday Wire Credit Requirements (as defined below), by 11:00 a.m. central time on the following Monday (the "MONDAY WIRE CREDIT ARRANGEMENT"). If the payment date is a holiday, the payment shall be due on the next preceding business day. As of the Commencement Date, the Monday Wire Credit Arrangement shall be in effect. Thereafter, at Homeland's option, and upon written notice to AWG, Homeland may pay for purchases hereunder in accordance with the Monday Wire Credit Arrangement or the Friday Wire Credit Arrangement provided that Homeland satisfies (i) in the case of the Monday Wire Credit Arrangement, the Monday Wire Credit Requirement and (ii) in the case of the Friday Wire Credit Arrangement, the Friday Wire Credit Requirement.

     b. By AWG to Homeland. Subject to the terms and conditions hereof, AWG will pay to Homeland an amount calculated as follows at the end of each AWG fiscal quarter ("QUARTERLY PAYMENTS") during the term hereof:

          Quarterly Payment = Target Payment X Operative Fraction.

          (i) For purposes of the foregoing calculation, the Target Payment amounts shall be as set forth on the quarterly payment schedule ("QPS"), attached hereto as EXHIBIT "D" and the Operative Fraction shall be a function of the Purchase Percentage as set forth below. The Purchase Percentage shall be determined from a fraction, the numerator of which is the total amount of Warehouse Purchases (as defined below) through AWG's warehouse by Homeland during the fiscal quarter in question (or such shorter periods as may exist such as the short period commencing on the Commencement Date and ending on the last day of the fiscal quarter during which this Agreement goes into effect) and the denominator of which is $72,500,000 [$290,000,000 / 4] (it being understood that such $72,500,000 figure is based on four (4) equal fiscal quarters and that such figure shall be adjusted upwards or downwards based on the actual length of fiscal quarters). The Operative Fraction to be utilized in conjunction with the indicated level of Purchase Percentage is reflected in the following table:


     If the Purchase               The Operative
     Percentage is:                Fraction shall be:

           100- 90.01%             100%
           90 - 80.01%              90%
           80 - 70.01%              80%
           70 - 60-01%              70%
           60 - 50.01%              60%
           50 - 40.01%              50%
           40 - 30.01%              40%
           30% or below              0%

     Quarterly Payments shall be made to Homeland within three (3) weeks after the end of each fiscal quarter.

          (ii) For purposes of the foregoing, "WAREHOUSE PURCHASES" by Homeland will include purchases that are billed or sold through AWG warehouses in connection with products which are carried in AWG's warehouses based on prices paid by Homeland as contemplated under paragraph 2(c) hereof. For purposes herein, the word "carried" includes products upon which AWG is able to realize a gross margin in contrast to products which may be handled on its docks for a handling fee on a cost recovery basis. Included in the definition of Warehouse Products are: SOLOS and continuities, as such terms are commonly used in the grocery industry. Notwithstanding the foregoing, qualifying purchases for purposes of Calculating year-end patronage and CPA shall be calculated pursuant to AWG's policies then in effect during the term of this Agreement and nothing contained herein shall be construed to change AWG's policies in connection therewith.

          (iii) For reference purposes, the QPS sets forth the dollar amounts of the Quarterly Payments associated with the foregoing Purchase Percentage and related Operative Fractions; provided, however, the Quarterly Payments made for the first three quarters of any fiscal year during the term of the Supply Agreement shall be subject to a year-end adjustment such that the Purchase Percentage and the Operative Fraction shall be calculated on the basis of Homeland's cumulative purchases at AWG's fiscal year-end.

          (iv) In the event that Homeland sells any of the Supplied Stores directly to AWG or through AWG as required under paragraph 7 to one or more current or future AWG members, the purchases by such AWG member shall be credited to Homeland's benefit for purposes of the Operative Fraction and Purchase Percentage; provided, however, that the amount of such credit shall be equal to the purchases from AWG (and Homeland if such sale occurs prior to one year from the date hereof) by each such sold store for the four AWG fiscal quarters immediately preceding such sale during which the sold store was a Homeland store. Homeland shall not be entitled to such credit if Homeland (i) sells to any third party which is not an AWG member,
     (ii) sells directly to an AWG member
     rather than going through AWG as required under paragraph 7, or (iii) closes a store.

          (v) None of the consideration to be paid to Homeland pursuant to this subparagraph 3(b) shall be deemed under any circumstances to be earned until calculated at the end of each fiscal quarter. Until Quarterly Payments are earned and paid to Homeland, Homeland shall not transfer, assign, pledge, hypothecate or otherwise encumber such payments without the prior written consent of AWG; provided, however, that Homeland shall be permitted to grant junior liens on such collateral subject to such acknowledgments of AWG's rights by such junior lienholders (including a subordination by such junior lienholder) and such other matters as may be reasonably required by AWG.

4. MEMBERSHIP. AWG agrees to allow Homeland to become, and Homeland agrees to become a retail member of AWG. As a retail member of AWG, Homeland shall have the same rights and obligations as any other retail member of AWG. Specifically, as a condition precedent to AWG's obligations hereunder, Homeland agrees to do the following on or before the Commencement Date:

          a. To execute all documentation required of retail members ("MEMBER SIGN-UP DOCUMENTS"). The Member Sign-Up Documents are attached hereto and incorporated herein as EXHIBIT "E".

          b. To acquire 15 shares of AWG Class A stock for actual book value of such stock on the Closing Date.

          c. Comply with AWG's credit requirements and provide the required security set forth herein.

5.   CREDIT REQUIREMENTS AND SECURITY FOR PERFORMANCE.

          a. Letter of Credit. Contemporaneously with the execution of this Agreement and subject to the Monday Wire Credit Requirement, Homeland shall deliver to AWG an irrevocable and unconditional (except as to drawing procedures and conditions) standby letter of credit ("LETTER OF CREDIT") in the face amount of Ten Million Dollars ($10,000,000). The term of the Letter of Credit shall be for periods of not less than one year, and such periods shall run concurrently with Contract Years. The Letter of Credit shall be security for Homeland's obligations in connection with Homeland's open account arrangement with AWG. The Letter of Credit may be drawn upon to cure any payment default by Homeland in connection with such open account. The Letter of Credit shall be issued by a bank which is acceptable to AWG in its sole discretion, and shall contain such terms and conditions as are acceptable to AWG in its sole discretion. For purposes hereof, a Letter of Credit in substantially the form of EXHIBIT "F" attached hereto issued by an approved bank shall be acceptable to AWG. AWG acknowledges and agrees that the Union Bank of Switzerland (New York Branch) shall be an acceptable issuing bank.

          (i) If Homeland is not in default under this Agreement, upon the written consent of AWG (which consent will not be unreasonably withheld or delayed), the Letter of Credit (A) may be reduced dollar-for-dollar in an amount equal to the face value of Homeland's issued and outstanding AWG patronage refund certificates ("PATRONAGE REFUND CERTIFICATES") and (B) may be reduced to reflect Homeland's then current average weekly volume of purchases; provided, however, the combined face amount of the Patronage Refund Certificates and the Letter of Credit shall never be allowed to be less than either the Monday Wire Credit Requirement if a Monday Wire Credit Arrangement is in effect or the Friday Wire Credit Requirement if a Friday Wire Credit Arrangement is in effect. Homeland shall give AWG 30 days prior written notice of its request to reduce the Letter of Credit along with (i) the amount of the proposed reduction, and (ii) evidence that it has met the above criteria for such a reduction. AWG shall respond to Homeland's written notice within fifteen (15) days and shall either (i) agree to the amount of the reduction requested by Homeland, or (ii) set forth the amount of the reduction, if any, to which AWG reasonably believes Homeland is entitled. Promptly following such determination, AWG shall cooperate with Homeland as appropriate to effect such reduction, including, without limitation, delivering appropriate instructions to the bank issuing the Letter of Credit and informing such bank of the reduction. In no event shall the Letter of Credit be reduced until said calculations are reconciled. Homeland's requests for reductions of the Letter of Credit shall be made no more than twice in any Contract Year. AWG shall provide such notice of its consent to a reduction of the Letter of Credit to the issuing bank as Homeland may reasonably request.

          (ii) For purposes of this Agreement (A) "MONDAY WIRE CREDIT REQUIREMENT" shall mean collateral (of a type acceptable to AWG) in an amount equal to the product of the average weekly purchases of Homeland from AWG for the prior twelve months times one and six tenths (1.6), (B) "FRIDAY WIRE CREDIT REQUIREMENT" shall mean collateral (of a type acceptable to AWG) in an amount equal to the product of the average weekly purchases of Homeland from AWG for the prior twelve months times two (2) and (C) "MINIMUM CREDIT REQUIREMENTS" shall mean, collectively, the Monday Wire Credit Requirement and the Friday Wire Credit Requirement; it being understood that the Letter of Credit and AWG Equity shall be collateral of a type satisfactory to AWG. In the event that there are less than twelve
     (12) months of Homeland purchases from AWG, for purposes of calculating the foregoing credit requirements, Homeland's average weekly purchases shall be calculated by the parties based on information available to them at the time such calculation is made.

          b. Pledge of AWG Equity. Homeland hereby grants AWG a security interest in and pledges to AWG all AWG equity ("AWG EQUITY") owned by Homeland. For purposes hereof, AWG Equity shall be defined as all equity, deposits, credits, sums and indebtedness of any kind or description, whatsoever, at any time owed by AWG to Homeland or at any time standing in the name of or to the credit of Homeland on the books and/or records of AWG, including without limitation, Capital Stock of AWG, Members Deposit Certificates, Patronage Refund Certificates, Members Savings, Direct Patronage or Year-End Patronage, Concentrated Purchase Allowance, Quarterly Payments and any other sums due from AWG to Homeland hereunder (excluding any amounts due, if any, to Homeland by AWG pursuant to Section 5.1 of the APA or the agreements to be entered into pursuant thereto). The security under this subparagraph will be security for the performance of all of Homeland's obligations to AWG. Security shall be held in accordance with AWG's policies which are applicable to all retail members. No third party shall be given any security interest in any AWG Equity without the prior written consent of AWG; provided, however, Homeland shall be permitted to grant junior liens on the AWG Equity subject to such acknowledgments by such junior lienholders of AWG's rights (including a subordination by such junior lienholder) and such other matters as may be reasonably required by AWG.

          c. Drake and K-CCS. As a condition precedent to Homeland entering into the APA, AWG was required to (i) assume ("Assumption") that certain Product Transportation Agreement dated March 1 8, 1992 by and between Homeland and Drake Refrigerated Lines, Inc. ("DRAKE CONTRACT") and (ii) enter into an undertaking ("K-CCS UNDERTAKING") whereby AWG agreed to reimburse Homeland in connection with certain obligations under that certain Agreement for Systems Operations Services dated effective as of October 1, 1991, as amended on September 10, 1993, by and between Homeland and K-C Computer Services, Inc. ("K-CCS CONTRACT"). In the event that Homeland materially breaches its obligations under any of the provisions of paragraphs 7 or 8 below within the first two Contract Years, whether by act, omission or operation of law ("TRIGGER EVENT"), all of AWG's obligations in connection with (i) the K-CCS Undertaking shall immediately terminate and become null and void and (ii) the Assumption shall revert to Homeland as its primary obligation, and Homeland shall be liable to and hereby indemnities AWG for any cost or expense it may incur in connection with such Assumption from and after the date of such default. Notwithstanding anything else contained in this paragraph 5(c), Homeland's liability under the Drake Contract shall in no event be greater than Homeland's liability under the Drake Contract on the Closing Date and AWG shall be responsible to Drake for any such excess liability. The occurrence of a Trigger Event will not change the obligations of the parties with respect to any other Existing Contracts or other obligations described in Article V of the APA and AWG's obligations in connection with the other Existing Contracts or other obligations described in Article V of the APA will continue notwithstanding such breach. In addition, breaches of the Supply Agreement other than a Trigger Event will not change the obligations of the parties with respect to any Existing Contracts or other obligations described in Article V of the APA and AWG's obligations in connection with the other

     Existing Contracts or other obligations will continue notwithstanding such other breaches. If following a Trigger Event terminating AWG's obligations with respect to the Drake Contract and K-CCS Contract under the Assumption and/or K-CCS Undertaking, AWG brings suit against Homeland for damages resulting from such breach, AWG will not seek and will not be entitled to receive damages in respect of any liabilities under the Existing Contracts for which AWG's responsibility has terminated. In addition, upon the execution hereof, Homeland shall cooperate in obtaining the agreement of Drake that it will (i) recognize Homeland as Drake's obligor to the extent of Homeland's liability as of the Closing Date and (ii) release AWG from such liability under the Drake Contract in the event Drake receives a sworn affidavit executed by the President of AWG stating that a Trigger Event has occurred.

6. LIMITATION ON OBLIGATION TO EXTEND CREDIT. Homeland acknowledges and agrees that under no circumstances shall AWG be required to accept orders or deliver Purchased Goods to Homeland (i) until the Letter of Credit is delivered, (ii) at any time that the Letter of Credit is not in full force and effect for a period which extends thirty (30) days beyond the end of the credit cycle in question, or (iii) if the addition of such orders or deliveries would cause the amount owed by Homeland to AWG for Purchased Goods and/or other items charged by Homeland to Homeland's open account with AWG to exceed the amount of Letter of Credit plus any Patronage Refund Certificates (or other AWG Equity) held as collateral for the open account.

7.   AWG'S PURCHASE RIGHTS UPON HOMELAND'S SALE OF STORES.

          a. Supplied Stores. Subject to AWG's Volume Protection Rights described in this paragraph 7 and in paragraph 8, Homeland reserves the right, in its sole discretion, to close or sell any or all of the Supplied Stores during the term of this Agreement. AWG shall have the following purchase rights ("PURCHASE RIGHTS") in connection with the Supplied Stores. In the event that Homeland wishes to sell (or otherwise transfer) any of the Supplied Stores, whether individually or in groups, it shall first make a written offer to sell (or otherwise transfer) such Supplied Store or group of Supplied Stores to AWG (an offer made directly to an AWG member shall not satisfy this requirement). The offer shall contain the price and general terms upon which the Supplied Store and any associated rights, equipment, inventory or related assets are being offered for sale (or otherwise being offered for transfer). As used in this paragraph 7, "terms" shall be required to include the proposed closing schedule (if one has been set). AWG shall have the right to accept or reject such offer by way of written notice delivered within forty-five (45) days after receipt of the offer and a definitive agreement regarding the subject matter of such offer entered into within such 45-day period. To the extent AWG has accepted such offer and the parties are engaged in good faith negotiations regarding the definitive agreement, such 45-day period shall be extended for one additional thirty (30) day period to allow for the conclusion of such negotiations and the drafting of the definitive agreement ("ACCEPTANCE PROCESS"). If AWG elects to reject such offer or fails to make a timely acceptance or timely enter into a definitive agreement regarding the subject matter of such offer,

     Homeland shall be free to sell (or otherwise transfer) the Supplied Store(s) which is or are the subject of the offer to any third party at a price which is no less than ninety percent (90%) of the offer to AWG and on terms no more favorable in the aggregate to such third party than those set forth in the original offer to AWG. If Homeland is unable to consummate such a sale (or other transfer), but receives a bona fide third party counteroffer from a person who is not an AWG retail member and is at a price less than ninety percent (90%) of the original offer price and/or less favorable material terms, and Homeland is willing to sell in accordance with the price and material terms set forth in such counteroffer, Homeland shall provide AWG with a copy of such counteroffer. AWG shall have fifteen (15) days from the receipt of such counteroffer to either purchase the Supplied Store(s) in accordance with the material terms of the counteroffer or reject same. If AWG rejects same or fails to make a timely acceptance, including the signing of a definitive agreement in accordance with the Acceptance Process, Homeland shall be free to sell the Supplied Store(s) to the third-party offeror in accordance with the material terms and conditions of the counteroffer. Homeland acknowledges that AWG has exercised the Purchase Rights, the assets subject to the Purchase Rights shall be freely assignable by AWG in whole or in part to one or more of AWG's retail members.

Until notified in writing by AWG of an assignment to an AWG member, Homeland shall not deal directly with any AWG member.

               (i) Sales to "affiliates" of Homeland shall not be subject to the foregoing Purchase Rights; provided, however, (A) affiliates shall include only entities which are wholly owned by Homeland or Homeland Holding Corporation; (B) the affiliate must agree in writing prior to such sale to use AWG as the affiliate's wholesale supplier in accordance with the terms of the Supply Agreement between the parties and such other terms relating to the financial ability of such affiliate as may be reasonably required by AWG (such other terms shall be consistent with AWG policy regarding the financial ability of AWG retail members which are similarly situated to such affiliate), (C) the affiliate must agree in writing that any subsequent sale by such affiliate is subject to the Volume Protection Rights, (D) such sale to an affiliate shall not be an event of default under any of Homeland's then outstanding loans, indebtedness or other material contracts, and
          (E) such transfer shall not result in the insolvency of either Homeland or the affiliate.


     b.   Closure of Substantially All of the Supplied Stores; Sale of Stock.

               (i) Closure of Substantially All of the Supplied Stores. In the event that Homeland wishes to close substantially all (90% or more) of the Supplied Stores and such closure is not done in contemplation of a sale of such Supplied Stores, the closure of such Supplied Stores shall be deemed to be an offer hereunder to sell all (but not less than all) such Supplied Stores to AWG in consideration of AWG (A)
     assuming or otherwise undertaking any of Homeland's outstanding and/or ongoing lease obligations and property tax obligations in connection with such Supplied Stores plus (B) an amount equal to the fair market value of such Supplied Stores, including, without limitation, the fair market value of all Equipment, Inventory and interests in real property associated with such Supplied Stores. Such fair market value shall be determined by a nationally recognized appraisal firm selected by Homeland and reasonably satisfactory to AWG. The cost of such appraisal shall be paid for by Homeland; provided, however, that in the event the sale contemplated by such offer is consummated, the cost of such appraisal shall be split by the parties. Homeland shall give AWG written notice of Homeland's decision to close substantially all of the Supplied Stores at least forty-five (45) days prior to the implementation of such closure. AWG shall accept such offer (and enter into a definitive agreement) or reject such offer within such fortyfive (45) day period. If AWG accepts, a definitive agreement will be entered into in accordance with the Acceptance Process. So long as Homeland complies with the foregoing, such closure shall not create an Event of Default.

          (ii) Sale of Stock. In the event that one or more of the stockholders of Homeland or Homeland Holding Corporation wish to sell shares of stock of Homeland or Homeland Holding Corporation (as the case may be) in a manner which would otherwise be in contravention of the provisions of paragraph 1 3.a(vii) hereof, if such stockholders) conduct the sale of their stock in the manner set forth in paragraphs 7(a), 7(c), 7(d), 7(e) and 7(f) such that AWG has an opportunity to buy all such stock in accordance with such sections, such sale shall not create an Event of Default for purposes of paragraph 13.a(vii) hereof. Any such sale of stock shall be deemed to be a sale of a "Supplied Store" for definitional purposes of this paragraph 7.

     c. Failure to Close the Sale of any Store. If, at any time, Homeland fails to consummate an allowed sale to a third party within the time frame set forth in the offer to AWG (such time frame for such third party sale will be measured from the date that AWG rejects or fails to timely accept the offer with respect to such allowed sale pursuant to clause (a) of paragraph 7 hereof, whichever is earlier), the provisions of this paragraph 7 shall once again be applicable, provided, however, that in the event the offer to AWG does not include a time frame within which to consummate the allowed sale, the offer to such third party must be accepted and 'a definitive agreement entered into between Homeland and such third party within nine (9) months from the date on which AWG rejects or fails to timely accept the offer with respect to such allowed sale pursuant to clause (a) of paragraph 7, whichever is earlier.

     d. Confirmation of Sales. Homeland shall provide AWG with confirmation of any sales (or other transfers) under this paragraph in which AWG is not a party. AWG shall have the right to inspect Homeland's books and records relating to such sale and receive copies of any pertinent closing documents in connection with any such sale. If such inspection would breach applicable confidentiality agreements between Homeland and such party, the Chief Financial Officer of Homeland or its President shall certify to AWG that the sales (or other transfers) in question were in compliance with the provisions of this paragraph 7 of this Agreement. Notwithstanding the foregoing, Homeland shall reveal its disclosure obligations under this paragraph to all potential transferees and shall attempt to negotiate a confidentiality agreement with such party which would permit or not prohibit the disclosure contemplated hereby.

     e. No Assumption. Unless excluded by the terms of the offer, the provisions of paragraph 17 shall be applicable to any purchase by AWG of a Supplied Store.

     f. Public Notice. Homeland shall execute such documents in recordable form as AWG may reasonably request from time to time in order to give public notice of its Purchase Rights under this paragraph 7. The form of such notice shall be as set forth on Exhibit "G" - SCHEDULE "1" attached hereto and incorporated herein. Each recorded notice document shall be terminable in connection with each Supplied Store on the earlier of (i) the expiration of the term of this Agreement, (ii) compliance by Homeland with AWG's Purchase Rights as set forth in this paragraph 7 with respect to such Supplied Store, (iii) the date upon which any holder of a lien placed of record before the date hereof has foreclosed on the Property or has taken title to Homeland's interest in the described property whether by foreclosure or a deed in lieu of foreclosure with a recital that it is a deed in lieu of foreclosure, (iv) the date immediately preceding the expiration of any cure period in respect of a continuing event of default under a lease to which Homeland is a party, which default directly relates to Homeland's filing of such recorded notice, provided that (A) Homeland shall deliver prompt notice of such event of default to AWG, (B) AWG shall be permitted to contact the landlord under such lease for the purpose of obtaining a rescission or termination of such event of default and (C) AWG shall indemnify Homeland for any of its costs, liabilities and/or damages relating to or arising in connection with the foregoing, or (v) the expiration or earlier termination of Homeland's leasehold estate, if any. AWG agrees to allow each document to be released upon the recordation of a sworn affidavit by the President of Homeland, or in the case of clause (iii) above, a lienholder stating that (i) the Purchase Rights have been complied with as set forth in paragraph 7 as to the particular Supplied Store covered by the document which is to be released or (ii) one of the events specified in clauses (i), (iii), (iv) or (v) of the preceding sentence has occurred with respect to the particular Supplied Store covered by the document to be released.

     g. Excluded Stores. During the term hereof, Homeland shall not sell the Excluded Stores to any third party for retail grocery use; provided, however, at Homeland's option, upon written notice to AWG, Homeland may designate one or more Excluded Stores to be Supplied Stores and, upon such designation, such Excluded Stores shall thereafter be treated as Supplied Stores for all purposes of this Agreement, including, without limitation, for purposes of the Volume Protection Rights and paragraph 3(b)(iv) herein.

          h. No Adequate Remedy. Subject to the limitations set forth in paragraph 5(c), if either party shall breach any of the foregoing agreements in this paragraph 7 by way of its actions, omissions or operation of law, either party agrees that the other will have no adequate remedy at law and that immediate injunctive relief will be appropriate. Subject to the limitations set forth in paragraph 5(c), in the event that a court of competent jurisdiction refuses to grant a party injunctive relief, such party shall be free to pursue any and all remedies, including remedies at law, which may be available to such party.

8. NON-COMPETITION AND USE RESTRICTION AGREEMENT. Pursuant to paragraph 5.3 of the APA, the parties agree as follows:

          a. Homeland will not during the term of this Agreement compete directly 6-r indirectly with AWG as a wholesaler of grocery products, including Available Products, in or to any counties in Oklahoma, Arkansas, Texas, Kansas or Missouri in which Supplied Stores are located. A sale of any of the Supplied Stores to a competitor of AWG in a manner which is not consistent with the provisions of paragraph 7 shall be a violation of the noncompetition agreement.

          b. Homeland agrees that, to the extent of Homeland's interest therein (including leasehold interests), the real estate comprising the Supplied Stores and the improvements thereon shall be dedicated to the exclusive use of a retail grocery facility (including all activities which from time to time are commonly associated with the operation of a grocery facility) which is owned by a retail member of AWG. The foregoing use restriction agreement shall be reflected by way of an appropriate document (in the form of EXHIBIT "G" - SCHEDULE "2", attached hereto and incorporated herein) executed by Homeland and recorded in the official records of each county in which a Supplied Store is located. Each recorded notice document shall be terminable in connection with each Supplied Store on the earlier of (i) the expiration of the term of this Agreement, (ii) compliance by Homeland with AWG's Purchase Rights as set forth in this paragraph 7 with respect to such Supplied Store, (iii) the date upon which any holder of a lien placed of record before the date hereof takes title to Homeland's interest in the described property whether by foreclosure or a deed in lieu of foreclosure with a recital that it is a deed in lieu of foreclosure, (iv) the date immediately preceding the expiration of any cure period in respect of a continuing event of default under a lease to which Homeland is a party, which default directly relates to Homeland's filing of such recorded notice, provided that (A) Homeland shall deliver prompt notice of such event of default to AWG, (B) AWG shall be permitted to contact the landlord under such lease for the purpose of obtaining a rescission or termination of such event of default and (C) AWG shall indemnify Homeland for any of its costs, liabilities and/or damages relating to or arising in connection with the foregoing, or (v) the expiration or earlier termination of Homeland's leasehold estate, if any. AWG agrees to allow each document to be released upon the recordation of a sworn affidavit by the President of Homeland stating that (i) the Purchase Rights have been complied with as set forth in paragraph 7 as to the particular

     Supplied Store covered by the document which is to be released or (ii) one of the events specified in clauses (i), (iii), (iv) or (v) of the preceding sentence has occurred with respect to the particular Supplied Store covered by the document to be released.

          c. If Homeland or AWG shall breach the foregoing agreements in this paragraph 8 by way of its actions, omissions or operation of law, each agrees that the other will have no adequate remedy at law and that immediate injunctive relief will be appropriate. In the event that a court of competent jurisdiction refuses to grant a party injunctive relief, such party shall be free to pursue any and all remedies, including remedies at law, which may be available to such party.

9. REPRESENTATIONS AND WARRANTIES OF HOMELAND. In addition to any representations and warranties contained elsewhere in this Agreement, Homeland hereby makes the following representations and warranties to and for the benefit of AWG, its successors and permitted assigns, in connection with Homeland and/or the Supplied Stores, each of which warranties and representations (i) is material and being relied upon by AWG and (ii) is true in all respects as of the date hereof (or such other date as may be indicated).

          a. Organization of Homeland. Homeland is duly organized, validly existing and in good standing under the laws of the State of Delaware and has full corporate power and authority to own, lease and operate its business. Homeland is duly licensed and qualified to do business as a foreign corporation and is in good standing in the States of Oklahoma, Texas and Kansas.

          b. Authorization. Homeland has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder including approval of its Board of Directors. This Agreement has been duly executed and delivered by Homeland and is a valid and binding obligation of Homeland, enforceable against Homeland in accordance with its terms.

          c. Litigation, Proceedings and Applicable Law. Except as set forth on EXHIBIT "H" hereto, there are no material actions, suits or proceedings pending or, to the best knowledge OF Homeland, threatened against, at law or in equity or before or by any governmental authority or instrumentality or before any arbitrator of any kind which would have a material adverse effect on Homeland's ability-to perform its obligations hereunder and, to the best knowledge of Homeland, there is no valid basis for any such action, suit, proceeding or investigation. Except as set forth on EXHIBIT "H", to the best of Homeland's knowledge, Homeland is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against Homeland or its business or activities, in each case, which would materially adversely affect Homeland's ability to perform hereunder. To the best of Homeland's knowledge, there is not a reasonable likelihood of an adverse determination of any pending proceeding which would, individually or in the aggregate, have a material adverse effect on Homeland's ability to perform its obligations hereunder.

     d. No Violations and Compliance with Laws. Except as set forth on EXHIBIT "I", there are no existing Violations with respect to the Supplied Stores, and Homeland is not aware of any threatened Violations or notices with respect to any Violations, which would have a material adverse effect on the performance by either party of its obligations hereunder. Except as set forth on EXHIBIT "I", Homeland has received no written notification alleging any existing material violation of any applicable statutes, rules, regulations, ordinances, codes, orders, licenses, permits or authorizations, as such now apply to the Supplied Stores, including without limitation, any applicable business, building, zoning, antipollution, occupational safety, health or other law, ordinance or regulation, which would have a material adverse effect on the performance by either party of its obligations hereunder.

     e. No Conflict or Violation. Except as otherwise set forth herein or in the exhibits hereto, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a violation of or a conflict with any provision of the Certificate of Incorporation or Bylaws of Homeland or Homeland Holding Corporation, (ii) a material breach of, or a material default under, any material term or provision of any material contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which Homeland is a party or an event which, with notice, lapse of time, or both, would result in any such breach or default, or (iii) a material violation by Homeland of any material statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree or award, or an event which in the case of (i), (ii) or (iii) above, with notice, lapse of time, or both, would result in any such violation, which breach, default or Violation would have a material adverse effect on either party's ability to perform it obligations, hereunder.

     f. Consents and Approvals. The list attached hereto as EXHIBIT "K", is a true, correct and complete list of all individuals and/or entities from whom consent is required to consummate or perform all or any part of the transactions contemplated under this Agreement or the APA. No other consents and/or approvals are required.

     g. Financial Statements. Homeland has heretofore delivered to AWG complete, true and accurate copies of the most recent financial statements of Homeland and fully audited financial statements for the year ending December 31, 1 994. Except as otherwise set forth therein, Homeland's financial statements have been prepared in accordance with generally accepted accounting principles, consistently applied, and fairly present the financial condition and the results of operations of Homeland at the dates and for the periods covered thereby.

     h. Environmental Matters. Except as set forth on EXHIBIT "J", to the best of Homeland's knowledge, there are no Adverse Environmental Conditions, located in, on or under or existing in connection with any of the Supplied Stores which materially adversely affects either party's ability to perform its obligations hereunder. A list of all remediation plans existing in connection with Adverse Environmental Conditions is attached as SCHEDULE "1" of EXHIBIT "J". Copies of all such remediation plans shall be attached as SCHEDULE "2" of EXHIBIT "J".

          i. Financial Restructuring. Homeland represents that its current plans and intentions in connection with any financial restructuring or sale of assets do not include any type of bankruptcy proceeding. During the term hereof, Homeland will keep AWG fully advised in connection with any financial restructuring which would adversely affect Homeland's ability to comply with the terms hereof and shall deliver any evidence of any such financial restructuring to AWG. In addition, any sale of the Supplied Stores will be conducted in a manner which is consistent with AWG's Volume Protection Rights hereunder.

          j. Supplied Stores. EXHIBIT "B" is a complete, true and correct schedule of the Supplied Stores.

10. REPRESENTATIONS AND WARRANTIES OF AWG. In addition to any representations and warranties contained elsewhere in this Agreement, AWG hereby makes the following representations and warranties to and for the benefit of Homeland, its successors and assigns, in connection with AWG and/or the Supplied Stores, each of which warranties and representations (i) is material and being relied upon by Homeland and (ii) is true in all respects as of the date hereof (or such other date as may be indicated).

          a. Organization of AWG. AWG is duly organized, validly existing and in good standing under the laws of the State of Missouri and is qualified to do business in the States of Kansas, Texas and Oklahoma.

          b. Authorization. AWG has all necessary corporate power and authority and has taken all corporate action necessary to enter into this Agreement, to consummate the transactions contemplated hereby and to perform its obligations hereunder, including approval of its Board of Directors. This Agreement has been duly executed and delivered by AWG and is a valid and binding obligation of AWG, enforceable against AWG in accordance with its terms.

          c. No Conflict or Violation. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will result in (i) a material violation of or a conflict with any provision of the Articles of Incorporation or Bylaws of AWG, (ii) a material breach of, or a default under, any term or provision of any contract, agreement, lease, commitment, license, franchise, permit, authorization or concession to which AWG is a party or an event which with notice, lapse of time, or both, would result in any such breach or default, or (iii) a material violation by AWG of any statute, rule, regulation, ordinance, code, order, judgment, writ, injunction, decree, or award, or an event which in the case of (i), (ii) or (iii) above, with notice, lapse of time, or both, would result in any such violation, which breach, default or violation would have a materially adverse effect on either party's ability to perform its obligations hereunder.

          d. Compliance with Law. To the best of AWG's knowledge, AWG has received no written notification alleging any existing material violation of any applicable statutes, rules, regulations, ordinances, codes, orders, licenses, permits or authorizations which would have a materially adverse impact on either party's ability to perform its obligations hereunder.

          e. Litigation, Proceedings and Applicable Law. Except as set forth on EXHIBIT "L" hereto, there are no material actions, suits or proceedings pending or, to the best knowledge of AWG, threatened against, or materially adversely affecting AWG's ability to perform its obligations hereunder, at law or in equity or before or by any governmental authority or instrumentality or before any arbitrator of any kind and, to the best knowledge of AWG, there is no valid basis for any such action, suit, proceeding or investigation. Except as set forth on EXHIBIT "L", to the best of AWG's knowledge, AWG is not in default with respect to any judgment, order, writ, injunction or decree of any court or governmental agency, and there are no unsatisfied judgments against AWG or its business or activities, in each case, which would have a material adverse effect on AWG's ability to perform hereunder. To the best of AWG's knowledge, there is not a reasonable likelihood of an adverse determination of any pending proceeding which would, individually or in the aggregate, have a material adverse effect on AWG's ability to perform its obligations hereunder.

11. COVENANTS OF HOMELAND AND AWG. Homeland and AWG each covenant with the other as follows:

          a. Consents and Best Efforts. As soon as practicable, AWG and Homeland, as applicable, will commence and diligently pursue all reasonable action required hereunder (i) to obtain all required documents, consents, approvals and agreements, (ii) to give all notices and make all filings with, any third parties as may be necessary to authorize, approve or permit full and complete compliance with the terms of the Agreement, (iii) to identify and/or obtain all collateral required hereunder and (iv) to cause all documentation contemplated hereunder to be executed and delivered.

          b. Providing Copies of Documents. Homeland covenants to provide copies to AWG of all of Homeland's SEC filings and reports within ten (10) days after filing with or other delivery to the SEC. AWG covenants to make available to Homeland all information and reports which are available to other members at a cost, if any, equal to that charged to other members (Any such charge shall be based on a cost recovery for AWG.)

          c. Evidence of Insurance. During the term hereof, AWG shall provide Homeland with current evidence of all product liability and comprehensive insurance carried by AWG in connection with its wholesale operation under this Agreement.

          d. Material Changes to Representations and Warranties. During the term hereof, each party hereby covenants that it will provide the other with written notice of any change to their respective representations and warranties contained herein which materially adversely affects either party's ability to perform its obligations hereunder.

          e. Necessary Resources. After the Closing of the transactions contemplated under the APA, AWG will have the necessary resources, equipment and personnel to sell, supply and deliver the Purchased Goods to the Supplied Stores and to otherwise fulfill its obligations hereunder.


12. CONDITIONS TO PARTIES' OBLIGATIONS. The Closing of the APA shall be a condition precedent to Homeland's and AWG's obligations hereunder.

13. EVENTS OF DEFAULT. The following shall be events of default ("EVENTS OF DEFAULT"):

          a. Homeland Defaults. The following shall be Events of Default by Homeland hereunder:

               (i) Failure to Maintain Letter of Credit. Homeland's failure to maintain the Letter of Credit as required herein or to renew such Letter of Credit within thirty (30) days prior to its expiration.

               (ii) Transfer of Security. Homeland's transfer or other failure to preserve any security pledged to AWG pursuant to the terms of this Agreement, except to the extent provided for in paragraphs 3b.(v) and 5b.

               (iii) Non-Payment/Failure to Perform. Homeland's failure to make any payment when due or failure to perform any of the other agreements, terms, covenants, provisions or conditions contained herein in any material respect; it being understood that the events of defaults specified in this paragraph 15.a(iii) are in addition to, but are not in limitation of, the other events of defaults specified in this paragraph 13.a.

               (iv) Breach of Other Agreements. Breach, in any material respect, BY Homeland of the Member Sign-Up Documents; provided, however, there will be no cross-default between the Supply Agreement and the APA.

               (v)  Bankruptcy Matters.  If Homeland:

               (1) files a Petition under the Federal Bankruptcy Code or any similar law, state or federal, whether now or hereafter existing (hereinafter referred to as a "BANKRUPTCY PROCEEDING"); or

               (2) files any Answer admitting insolvency or inability to pay its debts; or

               (3) is the subject of any Petition of involuntary bankruptcy which is not dismissed within thirty (30) days after filing; or

               (4) becomes the subject of an order for relief against it in any bankruptcy proceeding; or

               (5) has a custodian or trustee or receiver appointed for it or has any court take jurisdiction of its property, or the major part thereof, in any involuntary proceeding for the purpose of reorganization, arrangement, dissolution or liquidation; or

               (6) makes an assignment for the benefit of creditors;

               (7) is generally not paying its debts as they become due; or

               (8) consents to an appointment of a custodian, receiver or trustee of all its property, or the major part thereof.

          (vi) Volume Protection Rights. Any breach by Homeland of its obligations and/or agreements contained in paragraphs 7 and/or 8 hereof.

          (vii) Subject to paragraph 7(b)(ii), the transfer by one or more stockholders of Homeland or Homeland Holding Corporation of greater than fifty percent (50%) of the outstanding stock of Homeland or Homeland Holding Corporation, as the case may be, during the term hereof, to an entity primarily engaged (including through a subsidiary or otherwise) in the retail or wholesale grocery business.

     b.   AWG Defaults.  The following shall be Events of Default by AWG:

          (i) Non-Payment/Failure to Perform. AWG's failure to make any payment when due or failure to perform any of the other agreements, terms, covenants, provisions or conditions contained herein in any material respect; it being understood that the events of defaults specified in this paragraph 1 3.b(i) are in addition to, but are not in limitation of, the other events of defaults specified in this paragraph 1 3.b.

                (ii) Breach of Other Agreements. There will be no cross-defaults between the Supply Agreement and the APA.

                (iii)Bankruptcy Matters.  If AWG:

                      (1) files a Petition under the Federal Bankruptcy Code or
                any similar law, state or federal, whether now or hereafter existing (hereinafter referred to as a "BANKRUPTCY PROCEEDING"); or

                      (2) files any Answer admitting insolvency or inability to
               pay its debts; or

                      (3) is the subject of any Petition of involuntary
               bankruptcy which is not dismissed within thirty (30) days after filing; or

                      (4) becomes the subject of an order for relief against it
               in any bankruptcy proceeding; or

                      (5) has a custodian or trustee or receiver appointed for
               it or has any court take jurisdiction of its property, or the major part thereof, in any involuntary proceeding for the purpose of reorganization, arrangement, dissolution or liquidation; or

                      (6) makes an assignment for the benefit of creditors;

                      (7) is generally not paying its debts as they become due;
               or

                      (8) consents to an appointment of a custodian, receiver or trustee of all its property, or the major part thereof.

               (iv) Sale of AWG. The sale of ninety percent (90%) or more of the stock or assets of AWG.

               (v) Dissolution of AWG.  The dissolution of AWG.

14. REMEDIES. With the exception of Homeland's obligations with respect to the Letter of Credit, its obligations under its open account arrangement with AWG and its obligations in paragraphs 7 and 8 hereof, each of which must be performed exactly when required without any notice or cure period, if any other Event of Default shall remain uncured for five (5) business days (thirty (30) days in the case of an Event of Default by Homeland in respect of its failure to deliver the documents required to be delivered pursuant to paragraphs 11 (b) and 16) after written notice thereof has been given to the defaulting party, the non-defaulting party may declare this Agreement to be in default. At any time that Homeland materially breaches its obligations in connection with the Letter of Credit, its open account arrangement with AWG or any of AWG's Volume Protection Rights, AWG may immediately declare this Agreement to be in default. In such event, the non-defaulting party may exercise all remedies available to it at law or in equity including, but not limited to, the rights set forth herein. At any time that Homeland is in default hereunder, AWG shall be under no obligation to accept orders for or ship Purchased Goods. No remedies conferred upon or reserved by a party are intended to be exclusive of any other available remedy or remedies herein. Notwithstanding the foregoing or anything else contained herein or in the APA and notwithstanding any default by Homeland of its obligations hereunder or thereunder, except as set forth in paragraph 5(c) hereof in connection with the K-CCS Contract and the Drake Contract, and except as specifically provided in the Undertakings, the Assignment and Assumption Agreements, the ERISA Agreement and the other agreements to be entered into pursuant to Section 5.1 of the APA, AWG shall not have the right otherwise to rescind, terminate, modify or otherwise avoid its obligations with respect to the Existing Contracts under Section 5.1 of the Asset Purchase Agreement, or as specifically provided in the Undertakings, the Assignment and Assumption Agreements, the ERISA Agreement and the other agreements to be entered into pursuant to Section 5.1.

15. FORCE MAJEURE. In the event either party hereto shall be delayed or hindered in or prevented from the performance of any act required under this Agreement by reason of strikes, lockouts, labor troubles, inability to procure materials, failure of power, restrictive governmental laws or regulations (this does not include proceedings under any bankruptcy law), riots, insurrection, war or other reason of a like nature not the fault of the party delayed in performing work or doing acts required under the terms of this Agreement, then, upon written notice of such force majeure event from the affected party to the other party, performance of such act shall be excused for the period of the delay, and the period for the performance of any such act shall be extended for a period equivalent to the period of such delay. The affected party shall resume performance as soon as practicable thereafter. The mere inability to pay monetary amounts hereunder (no matter how caused) shall not be considered a force majeure event hereunder.

          a. For purposes hereof, (i) if AWG does not or cannot supply Homeland due to force majeure-type events or (ii) the levels for out of stock products exceed 10% in the aggregate subsequent to five (5) days notice by Homeland, and Homeland seeks alternative suppliers until such condition is cured by AWG, such purchases from alternative suppliers, shall be treated as Warehouse Purchases for purposes of computing the Operative Fraction and Purchase Percentage in paragraph 3 above ("CREDIT") and such purchases shall not be deemed to breach paragraph 2(b) hereof; provided, however, if the event described in clause 1 5.a(ii) results from Homeland's failure to meet Homeland's applicable Minimum Credit Requirements, Homeland shall not be entitled to the Credit and to the extent the aforementioned purchases from alternative suppliers violate the primary supplier provisions of paragraph 2(b) of this Agreement, such purchases shall constitute a breach of this Agreement.

16.  FINANCIAL STATEMENTS.

          a. Proforma Statements. Homeland shall supply to AWG a proforma opening balance sheet and profit and loss statement showing projections of Homeland's operations during Homeland's fiscal years 1995 and 1996.

          b. Yearly. Homeland shall supply AWG with all audited, consolidated financial statements of Homeland Holding Corporation (which includes Homeland Stores, Inc.) within one hundred twenty (120) days after the end of each fiscal year of Homeland and unaudited consolidated quarterly financial statements of Homeland Holding Corporation (which include Homeland Stores, Inc.) within forty-five (45) days after the end of each of the first three (3) fiscal quarters of Homeland.

          c. General Notice. Each party shall give the other prompt notice of any change in such party's financial condition which would have a materially adverse effect on such party's ability to perform its obligations hereunder.

17.  NO ASSUMPTION OF LIABILITIES.

          a. By entering into this Agreement or performing any act or agreement hereunder, AWG does not assume or undertake any obligations or liabilities of Homeland, except as specifically provided in paragraph 5(c) of this Agreement and Article V of the APA and the agreements to be entered into pursuant thereto, including, without limitation, the following:

               (i) Claims by Homeland employees, former employees or others under any private or collective contract, agreement or the like or any state, Federal, local or other laws, statutes, executive order, regulations, ordinances codes or the like including, but not limited to, claims in connection with employee wages, vacation pay, severance pay, holiday pay, sick leave pay, other union claims, detrimental reliance claims, implied contract claims, WARN notice claims, worker's compensation claims, ERISA claims, COBRA claims, Civil Rights Laws claims, claims under the Fair Labor Standards Act or Labor Management Relations Act, employment discrimination claims of all types, claims regarding health and welfare benefits or premiums, claims regarding union collective bargaining agreements and/or supplemental agreements, sexual harassment claims, disability claims, Family and Medical Leave Act claims, except as provided otherwise in Section 5.1 (h) of the APA, pension fund liability (whether for current or unfunded accrued liabilities), claims or other problems arising under OSHA, claims in connection with environmental problems, claims arising out of Homeland's agreements with Safeway Stores, Inc. or its affiliates or any other obligations of Homeland of any kind or character;

                 (ii) Demands, causes of action, obligations or liabilities
               (including damages, costs and reasonable attorneys fees) from any claim of any third party including, but not limited to, those types of claims set forth above in paragraph 17 (a) (i).

          b. Relationship. The relationship of AWG and Homeland under this Agreement is that of wholesale supplier and retail customer. This Agreement shall not be construed to create any other relationship between AWG and Homeland. There is no agency relationship between Homeland and AWG; AWG is not a successor or assign or alter ego to Homeland. Homeland and AWG are not involved in a joint venture or partnership; AWG is not required to continue operations at any of Homeland's former facilities; and AWG, in its sole discretion, shall determine the extent, method and manner of how any of Homeland's former facilities purchased or leased by AWG, if any, will be operated. Homeland shall remove on or before Closing all of Homeland's employees, supervisors, managers, subcontractors and agents from all facilities which are part of the Purchased Assets. If, in its sole discretion, AWG hires former employees, managers or supervisors of Homeland, these individuals shall be employed as new employees of AWG. AWG repudiates all of Homeland's union collective bargaining agreements, will not consider the seniority of Homeland's former employees in deciding whether to employ them, and all individuals considered for employment by AWG will be hired on the basis of qualifications, as determined by AWG. AWG shall not be bound by any arbitration decision issued under any of the Homeland's union collective bargaining agreements and has no obligation to arbitrate any dispute under any such bargaining agreements. AWG does not assume and is not responsible for any liability Homeland may have to retired persons or former employees. Homeland represents that it is stopping its distribution operations and ceasing all the business connected with the distribution operations. Homeland further represents to AWG that it has, or will before the Closing, satisfy all of its liabilities and/or obligations accruing prior to the Closing Date under union collective bargaining agreements, including obligations required by the National Labor Relations Act, and that it has, or will before the Closing, satisfy its liabilities and/or obligations accruing prior to the Closing Date to all other persons who are affected by Closing of Homeland's distribution center operations; provided, however, if such obligations are of a nature such that they cannot be satisfied prior to the Closing Date, Homeland shall diligently cause the satisfaction of such obligations as soon as practicable after the Closing Date. After the Closing Date, Homeland shall be responsible for Homeland's obligations to its employees.

          c. By entering into this Agreement or performing any act or agreement hereunder, Homeland does not assume or undertake any obligations or liabilities of AWG, except as specifically provided herein in paragraph 5(c) of this Agreement and Article V of the APA and the agreements to be entered into pursuant thereto, including, without limitation, the following:

               (i) Claims by AWG employees, former employees or others under any private or collective contract, agreement or the like or any state, Federal, local or other laws, statutes, executive order, regulations, ordinances, codes or the like including, but not limited to, claims in connection with employee wages, vacation pay, severance pay, holiday pay, sick leave pay, other union claims, detrimental reliance claims, implied contract claims, WARN notice claims, worker's compensation claims, ERISA claims, COBRA claims, Civil Rights Laws claims, claims under the Fair Labor Standards Act or Labor Management Relations Act, employment discrimination claims of all types, claims regarding health and welfare benefits or premiums, claims regarding union collective bargaining agreements and/or supplemental agreements, sexual harassment claims, disability claims, Family and Medical Leave Act claims, pension fund liability (whether for current or unfunded accrued liabilities), claims or other problems arising under OSHA, claims in connection with environmental problems, or any other obligations of AWG of any kind or character;

                (ii) Demands, causes of action, obligations or liabilities (including damages, costs and reasonable attorneys fees) from any claim of any third party including, but not limited to, those types of claims set forth above in paragraph 17(c)(i); and

                (iii) AWG shall be responsible for AWG's obligations to its employees.


18. GOVERNING LAW, VENUE. The laws of the State of Kansas shall govern the interpretation, validity, performance and enforcement of this Agreement. Any dispute or cause of action under this Agreement shall be resolved in a court of competent jurisdiction in Johnson County, Kansas.

19. COUNTERPARTS. This Agreement may be executed in one or more identical counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

20. HEADINGS; CONSTRUCTION. The headings which have been used throughout this Agreement have been inserted for convenience of reference only and do not constitute matters to be construed in interpreting this Agreement. Words of any gender used in this Agreement shall be held and construed to include any other gender and words in the singular numbers shall be held to include the plural, and vice versa, unless the context requires otherwise. The words "herein," "hereof," "hereunder" and other similar compounds of the word "here" when used in this Agreement shall refer to the entire Agreement and not any particular provision or section. If the last day of any time period stated herein shall fall on a Saturday, Sunday or legal holiday, then the duration of such time period shall be shortened so that it shall end on the next preceding day which is not a Saturday, Sunday or legal holiday.

21. BINDING AGREEMENT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the parties named herein and to the respective permitted successors. Except as provided herein, neither this Agreement nor the rights or obligations hereunder may be assigned or delegated by either party without the prior written consent of the other party.

22. INVALIDITY. In the event any one or more of the provisions contained in this Agreement, or any other instrument referred to herein, shall for any reason be held invalid, illegal or unenforceable in any respect, then, to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any such instrument, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision had never been present. However, none of the provisions hereof are severable for any purpose (including attempts to avoid portions hereof in a bankruptcy proceeding) other than to avoid invalidity, illegality or unenforceability.

23. AMENDMENTS. This Agreement, together with all exhibits attached hereto, contains the entire agreement of the parties hereto with respect to the subject matter hereof, and no representations, inducements, promises or agreements, oral or otherwise, between the parties not embodied herein shall be of any force or effect unless contained in a written amendment. Any amendment to this Agreement shall not be binding upon either of the parties hereto unless such amendment is in writing and executed by the authorized representatives of all the parties hereto.

24. NOTICES. All notices, requests, demands and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when presented personally or upon being deposited in a regularly maintained receptacle for United States postal service, postage prepaid, registered or certified, return receipt requested, or sent by a national overnight courier service, and addressed as set forth below or such other addresses as AWG or Homeland may from time to time designate by written notice to the others as required herein:

          If to Homeland, addressed to:

               Homeland Stores, Inc.
               400 N.E. 36th Street
               Oklahoma City, Oklahoma 73105
               Attention: James A. Demme

          With copies to:

               Crowe & Dunievy
               1800 Mid-America Tower
               20 North Broadway
               Oklahoma City, Oklahoma 73102
               Attention: Kenni B. Merritt, Esq.

               Clayton Dubilier & Rice, Inc.

               126 East 56th Street
               New York, New York 10022
               Attention: Alberto Cribiore

               Debevoise & Plimpton
               875 Third Avenue
               New York, New York 10022
               Attention: Steven R. Gross, Esq.

If to AWG, addressed to:

               Associated Wholesale Grocers, Inc.
               P.O. Box 2932
               5000 Kansas Avenue
               Kansas City, Kansas 66110-2932
               Attention: General Counsel

With a copy to:

               Rose, Brouillette & Shapiro, P.C.
               4900 Main, Eleventh Floor
               Kansas City, Missouri 64112
               Attention: C. Christian Kirley, Esq.

or such other place and with such other copies as either party may designate as to itself by written notice to the others.

25. WAIVER. No waiver by either party of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

26.  CONFIDENTIAL INFORMATION.

          a. The parties acknowledge that the transaction described herein is of a confidential nature and neither the transaction or any information obtained as a result of this Agreement or the underlying transaction shall be disclosed to anyone except to Representatives or as required by law. Until such time as the parties make a mutually agreeable public announcement regarding the transactions, neither Homeland nor AWG shall make any public disclosure of the specific terms of this Agreement without the prior written consent of the other party hereto, except as required by law.

          b. In connection with the negotiation of this Agreement, the preparation for the consummation of the transactions contemplated hereby, and the performance of obligations hereunder, each party acknowledges that it has had and will have access to confidential information relating to the other party. Each party shall treat such information as confidential, preserve the confidentiality thereof and not (except (i) as required by applicable law, (ii) with respect to Homeland's lenders and their authorized representatives and (iii) as permitted herein) use, duplicate or disclose such information in connection with the transactions and activities contemplated hereby, except to representatives who also agree to treat such information as confidential.

          c. In the event of the termination of this Agreement for any reason whatsoever, each party shall return to the other all documents, work papers and other material (including all copies thereof) obtained in connection with the transactions contemplated hereby, will use all reasonable efforts, including instructing its employees and others who have had access to such information, unless such information is now, or is hereafter disclosed, through no act or omission of such party, in any manner making it available to the general public, and agrees not to use any such information disclosed or learned.

27. INDEMNIFICATION. In addition to any specific indemnifications contained herein (and not in derogation thereof) the following indemnifications shall be applicable:

          a. By Homeland. Homeland shall indemnify, save and hold harmless AWG, its affiliates and subsidiaries, and its and their respective Representatives, from and against any and all costs, losses (including, without limitation, diminution in value), liabilities, damages, lawsuits, deficiencies, claims and expenses (whether or not arising out of third-party claims) including, without limitation, interest, penalties, reasonable attorneys' fees and all amounts paid in investigation, defense or settlement for any of the foregoing (herein, the "DAMAGES"), incurred in connection with or arising out of or resulting from (i) any breach of any covenant or warranty or the inaccuracy of any representation made by Homeland in or pursuant to this Agreement, or (ii) any liability, obligation or commitment of any nature (absolute, accrued, contingent or otherwise) of Homeland which is due to or arises in connection with Homeland's acts or omissions prior to or after the Closing Date and not specifically assumed BY AWG pursuant to this Agreement or the APA. Homeland shall not be liable for any matter which is due to or arises in connection with AWG's acts or omissions. Notwithstanding the foregoing or anything else contained herein or in the APA and notwithstanding any default by Homeland of its obligations hereunder or thereunder, except as set forth in paragraph 5(c) hereof in connection with the K-CCS Contract and the Drake Contract, and except as specifically provided in the Undertakings, the Assignment and Assumption Agreements, the ERISA Agreement and the other agreements to be entered into pursuant to Section 5.1 of the APA, AWG shall not have the right to otherwise rescind, terminate, modify or avoid its obligations with respect to the Existing Contracts under Section 5.1 of the Asset Purchase Agreement, or as specifically provided in the Undertakings, the Assignment and Assumption Agreements, the ERISA Agreement and the other agreements to be entered into pursuant to Section 5.1.

          b. By AWG. AWG shall indemnify and save and hold harmless Homeland, its affiliates and subsidiaries, and its and their respective Representatives from and against any and all Damages incurred in connection with or arising out of or resulting from (i) any breach of any covenant or warranty, or the inaccuracy of any representation made by AWG in or pursuant to this Agreement or (ii) any liability, obligation or commitment of any nature (absolute, accrued, contingent or otherwise) of AWG which is due to or arises in connection with AWG's acts or omissions prior to or after the Closing Date, including any other claim, liability, or obligation which is specifically assumed by AWG pursuant to this Agreement or the APA. Except as provided herein or in the APA, AWG shall not be liable for any matter which is due to or arises in connection with Homeland's acts or omissions.

          c. Defense of Claims. If any lawsuit or enforcement action is filed against any party entitled to the benefit of indemnity under this Agreement, written notice thereof shall be given to the indemnifying party as promptly as practicable (and in any event within fifteen (15) days after the service of the citation or summons); provided, that the failure of any indemnified party to give timely notice shall not affect rights to indemnification hereunder except to the extent that the indemnifying party demonstrates actual damage caused by such failure. After such notice, if the indemnifying party shall acknowledge in writing to the indemnified party that the indemnifying party shall be obligated under the terms of its indemnity hereunder in connection with such lawsuit or action, then the indemnifying party shall be entitled, if it so elects, to take control of the defense and investigation of such lawsuit or action and to employ and engage attorneys of its own choice to handle and defend the same, at the indemnifying party's cost, risk and expense; and such indemnified party shall cooperate in all reasonable respects with the indemnifying party and such attorneys in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom; provided, however, that the indemnified party may, at its own cost, participate in the investigation, trial and defense of such lawsuit or action and any appeal arising therefrom. In the event the indemnifying party elects not to assume the defense or investigation of a lawsuit or an action, the indemnifying party shall not be obligated to pay the fees and expenses of more than one counsel or one firm of counsel for all parties indemnified by the indemnifying party in respect of such lawsuit or action, unless in the reasonable judgment of the indemnifying party a conflict of interest may exist between such indemnified party and any other of such indemnified parties in respect of such lawsuit or action. Notwithstanding the foregoing, no party may settle any matter in a manner which would have an adverse effect on the other party without the affected party's prior written consent.

          d. Brokers and Finders. Pursuant to the provisions of this paragraph, AWG and Homeland shall indemnify, hold harmless and defend each other from the payment of any and all broker's and finder's expenses, commissions, fees or other forms of compensation which may be due or payable from or by the indemnifying party, or may have been earned by any third party acting on behalf of the indemnifying party in connection with the negotiation and execution hereof and the consummation of the transactions contemplated hereby.

     No individual representative of any party shall be personally liable for any Damages under the provisions contained in this paragraph. Nothing herein shall relieve either party of any obligation to make any payment expressly required to be made by such party pursuant to this Agreement.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year last above written.



                              ASSOCIATED WHOLESALE GROCERS, INC.


                              By: /s/ Mike DeFabis
                                  --------------------------------------
                                  Mike DeFabis, President



                              HOMELAND STORES, INC.


                              By: /s/ James A. Demme
                                  --------------------------------------
                                  James A. Demme, President



                                      31